Exhibit 2.1

AMENDMENT NO. 1 TO THE MERGER AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of January 9, 2023, to the Agreement and Plan of Merger, dated as of October 11, 2021 (together with the exhibits and schedules thereto, the “Merger Agreement”), by and among Columbia Banking System, Inc., a Washington corporation (“Columbia”), Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”), and Cascade Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Columbia (“Merger Sub”), is made and entered into by and among Columbia, Umpqua and Merger Sub. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Columbia, Umpqua and Merger Sub entered into the Merger Agreement on October 11, 2021;

WHEREAS, Section 9.2 of the Merger Agreement provides that the parties may amend the Merger Agreement at any time before or after receipt of the Requisite Columbia Vote or the Requisite Umpqua Vote; provided, however, that after receipt of the Requisite Columbia Vote or the Requisite Umpqua Vote, there may not be, without further approval of the shareholders of Columbia or Umpqua, as applicable, any amendment that requires such further approval under applicable law;

WHEREAS, each of Columbia, Umpqua and Merger Sub desires to amend certain terms of the Merger Agreement in a manner that does not require further approval of the shareholders of Columbia or Umpqua as set forth in this Amendment; and

WHEREAS, the respective boards of directors of each of Columbia, Umpqua and Merger Sub have approved the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment, and have approved and declared advisable the Merger Agreement, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto hereby agree as follows:

1.          Termination Date. The term “Termination Date” is hereby amended to mean March 11, 2023.

2.          Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

3.          Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

4.          General Provisions. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Cort L. O’Haver
	Name:	Cort L. O’Haver
	Title:	President and Chief Executive Officer

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Clint E. Stein
	Name:	Clint E. Stein
	Title:	President and Chief Executive Officer

CASCADE MERGER SUB, INC.

By:	/s/ Clint E. Stein
	Name:	Clint E. Stein
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]